Exhibit 99.1

Kewaunee Scientific

Announces the Appointment of a

New Vice President of Finance & CFO

Exchange:	NASDAQ (KEQU)	Contact:	David M. Rausch
704-871-3274

STATESVILLE, N.C. November 2, 2015 /PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced that Thomas D. Hull III has joined the Company as Vice President of Finance and Chief Financial Officer. In addition, Mr. Hull has been elected by the Board of Directors to the position of Secretary and Treasurer of the corporation. Mr. Hull replaces D. Michael Parker, who recently retired from Kewaunee after 25 years of service.

Mr. Hull is a Certified Public Accountant, has a Master of Business Administration from the University of Pittsburgh, Joseph M. Katz School of Business, and a Bachelor of Science degree in Accounting from LaRoche College. He is a member of the American Institute of Certified Public Accountants (AICPA), Pennsylvania Institute of Certified Public Accountants (PICPA), and North Carolina Society of Certified Public Accountants (NCCPA).

Mr. Hull held several management positions with Ernst & Young in Pittsburgh, Pennsylvania and Charlotte, North Carolina from 1998 through 2011. Since 2011, he has been the Vice President of Finance, Accounting, and Information Technology with ATI Specialty Materials, in Charlotte, North Carolina.

“I am very excited to have Tom join our management team,” said David M. Rausch, President and Chief Executive Officer of Kewaunee Scientific. “His background will prove invaluable to our financial planning and strategy initiatives as we move Kewaunee forward and continue to grow the Company worldwide. The Company is also grateful to Mr. Parker for his 25 years of dedicated service.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275